Exhibit 99.1

National Bank Holdings Corporation Announces

First Quarter 2020 Financial Results

Denver, Colorado - (Globe Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported:

	For the quarter
	1Q20	4Q19	1Q19
Net income ($000's)	$15,824	$19,519	$18,922
Earnings per share - diluted	$0.50	$0.62	$0.60
Return on average tangible assets(1)	1.12%	1.35%	1.39%
Return on average tangible common equity(1)	9.79%	12.07%	13.15%

(1)	Quarterly ratios are annualized.

In announcing these results, Chief Executive Officer Tim Laney shared, “I want to thank my teammates for moving quickly to address the challenges presented by the COVID-19 pandemic. Our priorities are to 1) protect the health of our associates and clients, 2) ensure the safety and soundness of our bank, and 3) act on every opportunity to prudently support our clients and the communities where we do business. To support our clients and communities, our teams have worked tirelessly to facilitate the SBA’s Paycheck Protection Program, obtaining SBA approval for $333 million in PPP loans. We estimate our efforts have helped save over 32,000 jobs to date. We entered this crisis with strong capital and liquidity positions, and we have moved quickly to assess emerging risks and to successfully deploy our contingency plans.”

Mr. Laney added, “We delivered 50 cents of earnings per share during the first quarter. Tangible Book Value grew to $21.27 per share as quarterly earnings exceeded the impact of the CECL adoption, our dividend and share buyback activity during the quarter. We maintained excellent credit quality with annualized net charge offs of just 0.03% and low levels of non-performing loans at 0.47% of total loans. We continue to hold high levels of excess liquidity and ended the quarter with a strong 11.1% Tier 1 Leverage ratio and 12.9% Common Equity Tier 1 capital ratio.”

First Quarter 2020 Results

(All comparisons refer to the fourth quarter of 2019, except as noted)

Net income totaled $15.8 million during the first quarter of 2020, or $0.50 per diluted share, compared to $19.5 million during the last quarter, or $0.62 per diluted share. The decrease from the prior quarter is primarily due to a $6.2 million loan loss provision from the Current Expected Credit Loss (“CECL”) model recorded during the first quarter driven by deteriorating economic conditions caused by the impact of COVID-19, partially offset by increased residential banking income. The return on average tangible assets was 1.12% compared to 1.35% and the return on average tangible common equity was 9.79% compared to 12.07% last quarter.

Net Interest Income

Fully taxable equivalent net interest income totaled $51.6 million, decreasing $0.1 million from the prior quarter, and benefited from $1.2 million of accelerated accretion on acquired loans. Average earnings assets decreased $79.6 million largely due to lower loans held-for-sale balances. Fully taxable equivalent net interest margin widened 10 basis points from the prior quarter to 3.87%, driven by a six basis point increase in the yield on earning assets coupled with a seven basis point decrease in the cost of funds.

Loans

Total loans ended the quarter at $4.5 billion, increasing $90.3 million, or 8.2% annualized, led by commercial loan growth of $81.8 million, or 11.0% annualized. Total first quarter loan originations were $292.9 million, led by commercial loan originations of $163.6 million. We maintain a granular and well diversified loan portfolio with self-imposed concentration limits. In light of the strain placed on industries related to the COVID-19 pandemic, we have carefully evaluated our entire loan portfolio and have highlighted our current higher impacted industries within the accompanying COVID-19 Related Supplemental Disclosure.

Asset Quality and Provision for Loan Losses

Provision for loan losses of $6.2 million was recorded during the quarter under the CECL model, net of a $0.2 million reduction in unfunded loan commitment reserves. The quarter’s provision expense increased $5.0 million from the prior quarter to support originated loan growth, net charge-offs and provides coverage for the impact of deterioration in the macro-economic environment as a result of COVID-19. Annualized net charge-offs on loans totaled 0.03%, decreasing four basis points from the prior quarter. Non-performing loans (comprised of non-accrual loans and non-accrual TDRs) improved to 0.47% of total loans, compared to 0.49% at December 31, 2019. The allowance for credit losses as a percentage of total loans increased 25 basis points to 1.13% at March 31, 2020 and included a CECL adoption day 1 increase of $5.8 million.

Deposits

Average transaction deposits (defined as total deposits less time deposits) increased $27.0 million, or 3.0% annualized, and average total deposits increased $21.2 million, or 1.8% annualized, to $4.7 billion at March 31, 2020. Average non-interest bearing demand deposits decreased $40.7 million and average interest-bearing demand, savings and money market deposits increased $67.7 million. The mix of transaction deposits to total deposits was 77.8% at March 31, 2020.

The cost of transaction deposits decreased two basis points from the prior quarter to 0.32%. The cost of total deposits decreased one basis point from the prior quarter to 0.63%, and the cost of funds decreased seven basis points to 0.88% at March 31, 2020.

Non-Interest Income

Non-interest income totaled $23.5 million during the first quarter, representing an increase of $3.2 million from the prior quarter, primarily due to higher mortgage banking income of $3.4 million. Service charges and bank card fees decreased a combined $0.4 million and OREO-related income decreased $0.1 million. Other non-interest income increased $0.5 million from the prior quarter, primarily due to increased swap-fee income.

Non-Interest Expense

Non-interest expense totaled $48.7 million during the first quarter, representing an increase of $2.6 million from the prior quarter almost entirely due to higher mortgage banking commissions. Other non-interest expense increased $0.2 million due to positive swap fair value adjustments that benefited the prior quarter.

Income tax expense totaled $3.2 million during the first quarter, compared to $3.9 million during the prior quarter. The effective tax rate for the first quarter of 2020 was 16.9%, compared to 18.7% during the full year 2019. The prior year’s effective tax rate was adjusted for $2.2 million of stock compensation activity.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds.  The Tier 1 leverage ratio at March 31, 2020 for the consolidated company and NBH Bank was 11.05% and 9.54%, respectively.  Shareholders’ equity totaled $763.5 million at March 31, 2020, $3.5 million lower than the prior quarter, driven by share repurchases executed in the first quarter totaling $19.5 million and a cumulative effect adjustment reducing retained earnings by $4.6 million due to the CECL adoption. These decreases to equity were partially offset by the quarter’s net income of $15.8 million and a $10.3 million increase in accumulated other comprehensive income, driven by positive fair market value adjustments in the available-for-sale securities portfolio.

Common book value per share increased $0.44 to $25.04 at March 31, 2020. The tangible common book value per share increased $0.38 to $21.27 at March 31, 2020 as the quarter’s earnings and positive fair market value adjustments in the available-for-sale securities portfolio outpaced the quarter’s share repurchases, dividend and CECL cumulative effect adjustment. Excluding accumulated other comprehensive income, the tangible book value increased $0.04 to $20.87 at March 31, 2020.

Recent Events

The COVID-19 pandemic has caused substantial disruption to the communities we serve and has changed the way we live and work.  We remain committed to ensuring our associates, clients, and communities are receiving the support they need during these challenging times. All of our banking centers remain operational through our drive-thru services and on an appointment-only basis in the lobbies. We have leveraged our digital banking platform with our clients, and we have implemented company-wide remote working arrangements. Our teams are working diligently to support our clients who are experiencing financial hardship due to COVID-19 through participation in the SBA’s Paycheck Protection Program, assistance with expedited deposits of CARES Act stimulus payments, and loan modifications, as needed.

The length of the pandemic and the efficacy of the extraordinary government-mandated measures that have been put into place to address it are unknown, but have already had, and are likely to continue to have, a significantly negative impact to the U.S. labor market, consumer spending and business operations.  Several actions have been taken by governmental authorities to address the economic impact of the pandemic, including the Federal Reserve reducing the federal funds rate 1.5 percentage points to 0.00 to 0.25 percent as well as taking additional actions, such as providing up to $2.3 trillion in loans to support the economy, and the passage of the CARES Act by Congress, which provides over $2 trillion in economic assistance for American workers, families and small businesses.

Year-Over-Year Review

(All comparisons refer to the first quarter 2019, except as noted)

Fully taxable equivalent net interest income totaled $51.6 million, decreasing $0.8 million, or 1.5%, and benefited from $1.2 million of accelerated accretion on acquired loans. Average earning assets increased $111.1 million, or 2.1%, primarily driven by average loan growth of $258.7 million, partially offset by a decrease in average investment securities of $200.8 million. The fully taxable equivalent net interest margin narrowed 18 basis points to 3.87% due to lower earning asset yields. The yield on earning assets decreased 19 basis points, led by a 41 basis point decrease in the originated loan portfolio yields due to fed funds rate cuts. The cost of funds remained consistent at 0.88%.

Loans outstanding totaled $4.5 billion and increased $258.8 million, or 6.1%, led by commercial loan growth of $318.0 million, or 11.5%. New loan originations over the trailing 12 months totaled $1.2 billion, led by commercial loan originations of $744.0 million.

Average non-interest bearing demand deposits increased $29.1 million, or 2.6%. Average transaction deposits increased $116.2 million, or 3.3%, and average total deposits increased $94.4 million, or 2.1%, to $4.7 billion at March 31, 2020. Spot transaction deposits increased $57.5 million to $3.7 billion at March 31, 2020, improving the mix of transaction deposits to total deposits to 77.8% at March 31, 2020. The mix of non-interest bearing demand deposits to total deposits totaled  24.3% at March 31, 2020.

A CECL model driven provision for loan losses of $6.2 million was recorded during the quarter, net of a $0.2 million reduction in unfunded loan commitment reserves. The quarter’s provision expense increased $4.6 million from the first quarter 2019 to support originated loan growth, net charge-offs and provides coverage for the impact of deterioration in the macro-economic environment as a result of COVID-19. Annualized net charge-offs on loans totaled 0.03%, compared to 0.02% during the first quarter 2019. Non-performing loans to total loans decreased to 0.47% from 0.62% at March 31, 2019. The allowance for credit losses totaled 1.13% of total loans, compared to 0.87% at March 31, 2019 and included a CECL adoption day 1 increase of $5.8 million.

Non-interest income totaled $23.5 million, representing an increase of $6.5 million, or 38.0%, from the first quarter last year, primarily driven by an increase of $6.7 million, or 97.1%, in mortgage banking income. Service charges and bank card fees decreased $0.1 million and other non-interest income decreased $0.1 million from the first quarter last year.

Non-interest expense totaled $48.7 million, representing an increase of $4.3 million, or 9.6%, from the first quarter last year. Salaries and benefits increased $5.3 million due to higher mortgage banking commissions. Other non-interest expense decreased $0.8 million largely due to a decrease in FDIC deposit insurance fees.

Income tax expense totaled $3.2 million, compared to $3.4 million during the first quarter last year, an increase of $0.2 million. The effective tax rate for the first quarter was 16.9%, compared to an adjusted rate of 18.7% during the full year 2019. The prior year’s effective tax rate was adjusted for $2.2 million of stock compensation activity. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Wednesday, April  22, 2020. Interested parties may listen to this call by dialing (877) 272-6762 / (615) 800-6832 (International) using the Conference ID of 1344438 and asking for the NBHC First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately four hours after the call’s completion through May 5, 2020, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 1344438. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “tangible common equity,” “return on average tangible common equity,” “tangible common book value per share,” “tangible common book value, excluding accumulated other comprehensive loss, net of tax,” “tangible common book value per share, excluding accumulated other comprehensive loss, net of tax,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 101 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. The bank’s core geographic footprint consists of Colorado, the greater Kansas City region, New Mexico, Texas and Utah. NBH Bank operates under the following brand names: Community Banks of Colorado in Colorado, Bank

Midwest in Kansas and Missouri and Hillcrest Bank in New Mexico, Texas and Utah. It also operates as Community Banks Mortgage, a division of NBH Bank, in Colorado. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; effects of a prolonged government shutdown; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions, consolidations and other expansion opportunities; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract, hire and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, pandemics, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Aldis Birkans, Chief Financial Officer, (720) 554-6640, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Total interest and dividend income	$58,668	$59,616	$59,420
Total interest expense	8,321	9,228	8,254
Net interest income	50,347	50,388	51,166
Taxable equivalent adjustment	1,268	1,290	1,227
Net interest income FTE(1)	51,615	51,678	52,393
Provision for loan losses	6,159	1,180	1,534
Net interest income after provision for loan losses FTE(1)	45,456	50,498	50,859
Non-interest income:
Service charges	4,126	4,416	4,321
Bank card fees	3,513	3,649	3,428
Mortgage banking income	13,673	10,309	6,937
Other non-interest income	2,192	1,740	2,304
OREO-related income	28	168	61
Total non-interest income	23,532	20,282	17,051
Non-interest expense:
Salaries and benefits	33,180	30,653	27,890
Occupancy and equipment	6,898	6,908	6,882
Professional fees	609	658	814
Other non-interest expense	7,001	6,849	7,757
Problem asset workout	648	736	1,123
Loss (gain) on sale of OREO, net	39	7	(368)
Core deposit intangible asset amortization	296	296	296
Total non-interest expense	48,671	46,107	44,394

Income before income taxes FTE(1)	20,317	24,673	23,516
Taxable equivalent adjustment	1,268	1,290	1,227
Income before income taxes	19,049	23,383	22,289
Income tax expense	3,225	3,864	3,367
Net income	$15,824	$19,519	$18,922
Earnings per share - basic	$0.51	$0.62	$0.61
Earnings per share - diluted	0.50	0.62	0.60

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 21% for each period presented.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$133,926	$110,190	$105,258
Investment securities available-for-sale	629,396	638,249	749,537
Investment securities held-to-maturity	192,902	182,884	221,727
Non-marketable securities	29,948	29,751	24,574
Loans	4,505,735	4,415,406	4,246,941
Allowance for credit losses	(50,956)	(39,064)	(37,055)
Loans, net	4,454,779	4,376,342	4,209,886
Loans held for sale	127,439	117,444	59,324
Other real estate owned	7,051	7,300	9,394
Premises and equipment, net	112,393	112,151	109,594
Goodwill	115,027	115,027	115,027
Intangible assets, net	10,489	11,361	12,981
Other assets	214,980	194,813	185,364
Total assets	$6,028,330	$5,895,512	$5,802,666
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$1,150,437	$1,184,945	$1,172,683
Interest bearing demand deposits	846,824	738,496	696,332
Savings and money market	1,693,614	1,755,538	1,764,341
Total transaction deposits	3,690,875	3,678,979	3,633,356
Time deposits	1,050,981	1,058,153	1,081,092
Total deposits	4,741,856	4,737,132	4,714,448
Securities sold under agreements to repurchase	23,703	56,935	59,543
Federal Home Loan Bank advances	341,506	207,675	228,421
Other liabilities	157,811	126,850	85,252
Total liabilities	5,264,876	5,128,592	5,087,664
Shareholders' equity:
Common stock	515	515	515
Additional paid in capital	1,009,478	1,009,223	1,012,974
Retained earnings	168,984	164,082	120,879
Treasury stock	(427,890)	(408,962)	(413,226)
Accumulated other comprehensive income (loss), net of tax	12,367	2,062	(6,140)
Total shareholders' equity	763,454	766,920	715,002
Total liabilities and shareholders' equity	$6,028,330	$5,895,512	$5,802,666
SHARE DATA
Average basic shares outstanding	31,157,476	31,299,989	30,961,187
Average diluted shares outstanding	31,361,296	31,525,911	31,497,538
Ending shares outstanding	30,483,361	31,176,627	30,958,581
Common book value per share	$25.04	$24.60	$23.10
Tangible common book value per share(1) (non-GAAP)	21.27	20.89	19.31
Tangible common book value per share, excluding accumulated other comprehensive income (loss)(1) (non-GAAP)	20.87	20.83	19.51
CAPITAL RATIOS
Average equity to average assets	13.21%	12.91%	12.39%
Tangible common equity to tangible assets(1)	10.97%	11.27%	10.52%
Tier 1 leverage ratio	11.05%	11.04%	10.63%
Common Equity tier 1 risk based capital ratio	12.87%	13.21%	12.84%
Total risk based capital ratio	13.82%	14.08%	13.72%

(1)	Represents a non-GAAP financial measure.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Period End Loan Balances by Type

			March 31, 2020		March 31, 2020
			vs. December 31, 2019		vs. March 31, 2019
	March 31, 2020	December 31, 2019	% Change	March 31, 2019	% Change
Originated:
Commercial:
Commercial and industrial	$1,409,040	$1,380,248	2.1%	$1,251,795	12.6%
Municipal and non-profit	876,178	833,707	5.1%	775,265	13.0%
Owner-occupied commercial real estate	446,145	414,477	7.6%	347,064	28.5%
Food and agribusiness	235,389	245,320	(4.0)%	228,765	2.9%
Total commercial	2,966,752	2,873,752	3.2%	2,602,889	14.0%
Commercial real estate non-owner occupied	536,637	505,479	6.2%	472,073	13.7%
Residential real estate	656,924	651,656	0.8%	664,852	(1.2)%
Consumer	20,960	21,030	(0.3)%	21,070	(0.5)%
Total originated	4,181,273	4,051,917	3.2%	3,760,884	11.2%

Acquired:
Commercial:
Commercial and industrial	29,510	31,284	(5.7)%	45,632	(35.3)%
Municipal and non-profit	906	3,819	(76.3)%	3,394	(73.3)%
Owner-occupied commercial real estate	69,769	75,645	(7.8)%	94,558	(26.2)%
Food and agribusiness	7,159	7,807	(8.3)%	9,671	(26.0)%
Total commercial	107,344	118,555	(9.5)%	153,255	(30.0)%
Commercial real estate non-owner occupied	107,090	125,426	(14.6)%	173,881	(38.4)%
Residential real estate	109,400	118,762	(7.9)%	157,800	(30.7)%
Consumer	628	746	(15.8)%	1,121	(44.0)%
Total acquired	324,462	363,489	(10.7)%	486,057	(33.2)%
Total loans	$4,505,735	$4,415,406	2.0%	$4,246,941	6.1%

Originations(1)

	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	2020	2019	2019	2019	2019
Commercial:
Commercial and industrial	$118,999	$69,048	$144,554	$125,527	$138,106
Municipal and non-profit	13,968	46,114	31,482	25,513	21,579
Owner occupied commercial real estate	37,372	46,965	16,149	41,380	26,405
Food and agribusiness	(6,787)	20,348	(4,894)	18,217	15,213
Total commercial	163,552	182,475	187,291	210,637	201,303
Commercial real estate non-owner occupied	80,792	41,256	79,929	36,632	69,125
Residential real estate	46,273	43,493	49,022	40,012	38,627
Consumer	2,320	2,315	2,986	3,264	1,958
Total	$292,937	$269,539	$319,228	$290,545	$311,013

(1)

Originations are defined as closed end funded loans and net fundings under revolving lines of credit. Net funding under revolving lines of credit were $48,789, $1,756, $37,062, $48,955 and $105,235 as of the first quarter 2020, fourth quarter 2019, third quarter 2019, second quarter 2019 and first quarter 2019, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
Originated loans FTE(1)(2)	$4,043,168	$44,980	4.47%	$4,002,813	$46,466	4.61%	$3,624,793	$43,573	4.88%
Acquired loans	343,608	8,879	10.39%	377,330	7,525	7.91%	503,294	9,941	8.01%
Loans held for sale	102,935	936	3.66%	181,550	1,657	3.62%	42,868	488	4.62%
Investment securities available-for-sale	626,921	3,395	2.17%	642,297	3,413	2.13%	787,367	4,361	2.22%
Investment securities held-to-maturity	189,062	1,235	2.61%	187,274	1,257	2.68%	229,401	1,651	2.88%
Other securities	29,753	414	5.57%	29,681	471	6.35%	26,885	423	6.29%
Interest earning deposits and securities purchased under agreements to resell	22,957	97	1.70%	17,096	117	2.72%	32,657	210	2.61%
Total interest earning assets FTE(2)	$5,358,404	$59,936	4.50%	$5,438,041	$60,906	4.44%	$5,247,265	$60,647	4.69%
Cash and due from banks	$74,784			$76,568			$77,954
Other assets	474,470			448,596			421,615
Allowance for credit losses	(44,807)			(38,746)			(35,814)
Total assets	$5,862,851			$5,924,459			$5,711,020
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$2,497,129	$2,888	0.47%	$2,429,417	$3,101	0.51%	$2,410,009	$3,008	0.51%
Time deposits	1,056,692	4,438	1.69%	1,062,511	4,464	1.67%	1,078,554	3,607	1.36%
Securities sold under agreements to repurchase	44,898	97	0.87%	57,870	149	1.02%	60,589	153	1.02%
Federal Home Loan Bank advances	219,353	898	1.65%	301,433	1,514	1.99%	248,779	1,486	2.42%
Total interest bearing liabilities	$3,818,072	$8,321	0.88%	$3,851,231	$9,228	0.95%	$3,797,931	$8,254	0.88%
Demand deposits	$1,137,273			$1,177,958			$1,108,150
Other liabilities	133,126			130,576			97,107
Total liabilities	5,088,471			5,159,765			5,003,188
Shareholders' equity	774,380			764,694			707,832
Total liabilities and shareholders' equity	$5,862,851			$5,924,459			$5,711,020
Net interest income FTE(2)		$51,615			$51,678			$52,393
Interest rate spread FTE(2)			3.62%			3.49%			3.81%
Net interest earning assets	$1,540,332			$1,586,810			$1,449,334
Net interest margin FTE(2)			3.87%			3.77%			4.05%
Average transaction deposits	$3,634,402			$3,607,375			$3,518,159
Average total deposits	4,691,094			4,669,886			4,596,713
Ratio of average interest earning assets to average interest bearing liabilities	140.34%			141.20%			138.16%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $1,268, $1,290 and $1,227 for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Credit Losses and Asset Quality

(Dollars in thousands)

Allowance for Credit Losses Analysis

	As of and for the three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Beginning allowance for loan losses	$39,064	$38,710	$35,692
Cumulative effect adjustment(1)	5,836	—	—
Charge-offs	(497)	(937)	(268)
Recoveries	144	111	97
Provision	6,409	1,180	1,534
Ending allowance for credit losses ("ACL")	$50,956	$39,064	$37,055
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.03%	0.07%	0.02%
Ratio of ACL to total loans outstanding at period end, respectively	1.13%	0.88%	0.87%
Ratio of ACL to total non-performing loans at period end, respectively(1)	238.93%	179.62%	140.84%
Total loans	$4,505,735	$4,415,406	$4,246,941
Average total loans during the period	4,412,320	4,401,803	4,128,087
Total non-performing loans	21,327	21,748	26,310

(1)	Related to the adoption of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments.

Past Due and Non-accrual Loans

	March 31, 2020	December 31, 2019	March 31, 2019
Loans 30-89 days past due and still accruing interest	$10,693	$6,349	$7,541
Loans 90 days past due and still accruing interest	1,364	1,662	1,372
Non-accrual loans	21,327	21,748	26,310
Total past due and non-accrual loans	$33,384	$29,759	$35,223
Total 90 days past due and still accruing interest and non-accrual loans to total loans	0.50%	0.53%	0.65%
Total non-accrual loans to total loans	0.47%	0.49%	0.62%

Asset Quality Data

	March 31, 2020	December 31, 2019	March 31, 2019
Non-performing loans	$21,327	$21,748	$26,310
OREO	7,051	7,300	9,394
Total non-performing assets	$28,378	$29,048	$35,704
Accruing restructured loans	$10,285	$6,885	$2,206
Total non-performing loans to total loans	0.47%	0.49%	0.62%
Total non-performing assets to total loans and OREO	0.63%	0.66%	0.84%

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Key Ratios(1)
Return on average assets	1.09%	1.31%	1.34%
Return on average tangible assets(2)	1.12%	1.35%	1.39%
Return on average equity	8.22%	10.13%	10.84%
Return on average tangible common equity(2)	9.79%	12.07%	13.15%
Loan to deposit ratio (end of period)	95.02%	93.21%	90.08%
Non-interest bearing deposits to total deposits (end of period)	24.26%	25.01%	24.87%
Net interest margin(4)	3.78%	3.68%	3.95%
Net interest margin FTE(2)(4)	3.87%	3.77%	4.05%
Interest rate spread FTE(2)(5)	3.62%	3.49%	3.81%
Yield on earning assets(3)	4.40%	4.35%	4.59%
Yield on earning assets FTE(2)(3)	4.50%	4.44%	4.69%
Cost of interest bearing liabilities(3)	0.88%	0.95%	0.88%
Cost of deposits	0.63%	0.64%	0.58%
Non-interest income to total revenue FTE(2)	31.31%	28.19%	24.55%
Non-interest expense to average assets	3.34%	3.09%	3.15%
Efficiency ratio	65.48%	64.82%	64.64%
Efficiency ratio FTE(2)	64.37%	63.66%	63.50%

Total Loans Asset Quality Data(6)(7)(8)
Non-performing loans to total loans	0.47%	0.49%	0.62%
Non-performing assets to total loans and OREO	0.63%	0.66%	0.84%
Allowance for credit losses to total loans	1.13%	0.88%	0.87%
Allowance for credit losses to non-performing loans	238.93%	179.62%	140.84%
Net charge-offs to average loans(1)	0.03%	0.07%	0.02%

(1)	Quarter-to-date ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 13.
(3)	Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities or loans are excluded from interest earning assets.
(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	Non-performing loans consist of non-accruing loans and restructured loans on non-accrual.
(7)	Non-performing assets include non-performing loans and other real estate owned.
(8)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	March 31, 2020	December 31, 2019	March 31, 2019
Total shareholders' equity	$763,454	$766,920	$715,002
Less: goodwill and core deposit intangible assets, net	(123,462)	(123,758)	(124,645)
Add: deferred tax liability related to goodwill	8,469	8,241	7,555
Tangible common equity (non-GAAP)	$648,461	$651,403	$597,912

Total assets	$6,028,330	$5,895,512	$5,802,666
Less: goodwill and core deposit intangible assets, net	(123,462)	(123,758)	(124,645)
Add: deferred tax liability related to goodwill	8,469	8,241	7,555
Tangible assets (non-GAAP)	$5,913,337	$5,779,995	$5,685,576

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	12.66%	13.01%	12.32%
Less: impact of goodwill and core deposit intangible assets, net	(1.69)%	(1.74)%	(1.80)%
Tangible common equity to tangible assets (non-GAAP)	10.97%	11.27%	10.52%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$648,461	$651,403	$597,912
Divided by: ending shares outstanding	30,483,361	31,176,627	30,958,581
Tangible common book value per share (non-GAAP)	$21.27	$20.89	$19.31

Tangible common book value per share, excluding accumulated other comprehensive (income) loss calculations:
Tangible common equity (non-GAAP)	$648,461	$651,403	$597,912
Accumulated other comprehensive (income) loss, net of tax	(12,367)	(2,062)	6,140
Tangible common book value, excluding accumulated other comprehensive (income) loss, net of tax (non-GAAP)	636,094	649,341	604,052
Divided by: ending shares outstanding	30,483,361	31,176,627	30,958,581
Tangible common book value per share, excluding accumulated other comprehensive (income) loss, net of tax (non-GAAP)	$20.87	$20.83	$19.51

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net income	$15,824	$19,519	$18,922
Add: impact of core deposit intangible amortization expense, after tax	225	225	225
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$16,049	$19,744	$19,147

Average assets	$5,862,851	$5,924,459	$5,711,020
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(115,156)	(115,665)	(117,235)
Average tangible assets (non-GAAP)	$5,747,695	$5,808,794	$5,593,785

Average shareholders' equity	$774,380	$764,694	$707,832
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(115,156)	(115,665)	(117,235)
Average tangible common equity (non-GAAP)	$659,224	$649,029	$590,597

Return on average assets	1.09%	1.31%	1.34%
Return on average tangible assets (non-GAAP)	1.12%	1.35%	1.39%
Return on average equity	8.22%	10.13%	10.84%
Return on average tangible common equity (non-GAAP)	9.79%	12.07%	13.15%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Interest income	$58,668	$59,616	$59,420
Add: impact of taxable equivalent adjustment	1,268	1,290	1,227
Interest income FTE (non-GAAP)	$59,936	$60,906	$60,647

Net interest income	$50,347	$50,388	$51,166
Add: impact of taxable equivalent adjustment	1,268	1,290	1,227
Net interest income FTE (non-GAAP)	$51,615	$51,678	$52,393

Average earning assets	$5,358,404	$5,438,041	$5,247,265
Yield on earning assets	4.40%	4.35%	4.59%
Yield on earning assets FTE (non-GAAP)	4.50%	4.44%	4.69%
Net interest margin	3.78%	3.68%	3.95%
Net interest margin FTE (non-GAAP)	3.87%	3.77%	4.05%

Efficiency Ratio

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net interest income	$50,347	$50,388	$51,166
Add: impact of taxable equivalent adjustment	1,268	1,290	1,227
Net interest income, FTE (non-GAAP)	$51,615	$51,678	$52,393

Non-interest income	$23,532	$20,282	$17,051

Non-interest expense	$48,671	$46,107	$44,394
Less: core deposit intangible asset amortization	(296)	(296)	(296)
Non-interest expense, adjusted for core deposit intangible asset amortization	$48,375	$45,811	$44,098

Efficiency ratio	65.48%	64.82%	64.64%
Efficiency ratio FTE (non-GAAP)	64.37%	63.66%	63.50%